Exhibit 99.1

CSC Stockholders Elect Two New Board Members

FALLS CHURCH, Va., Aug. 14, 2014-CSC (NYSE: CSC) stockholders elected two new board members, Bruce Churchill and the Honorable Sean O’Keefe, at the company's annual meeting yesterday.

The two new directors, both of whom come from international businesses in industries relevant to CSC, bring significant senior-level operating experience to the board. Three board members, Judith Haberkorn, Chong Sup Park and Larry Zimmerman, did not stand for re-election.

“Bruce Churchill and Sean O’Keefe bring a wealth of business experience and important skills to the board,” said Chairman of the Board of Directors Rodney F. Chase. “I would like to thank Judy, C.S. and Larry for their many contributions to CSC over their years of service.”

Bruce Churchill has served as the executive vice president of DIRECTV, president of DIRECTV Latin America LLC, and chief financial officer of DIRECTV. Mr. Churchill also served as president and chief operating officer of STAR, deputy chief executive officer of STAR and senior vice president, finance at Fox Television.

The Honorable Sean O’Keefe is the former chairman of the board and chief executive officer of Airbus Group Inc., the U.S. based corporate division of the Airbus Group. He also served as chairman and chief executive officer of Airbus Group, Inc. Prior to joining Airbus, he served as vice president of the General Electric Company, chancellor of Louisiana State University, administrator of the National Aeronautics and Space Administration, deputy assistant to President George W. Bush, deputy director of the Office of Management and Budget, secretary of the Navy, and comptroller and CFO of the Department of Defense.

About CSC
Computer Sciences Corporation (CSC) is a global leader of next generation information technology (IT) services and solutions.  The Company's mission is to enable superior returns on our client's technology investments through best-in-class industry solutions, domain expertise and global scale.  CSC has approximately 76,000 employees and reported revenue of $13.0 billion for the 12 months ended July 4, 2014.  For more information, visit the company's website at www.csc.com.